Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to Form S-8 Registration Statement pertaining to the Century Communities, Inc. First Amended & Restated 2013 Long-Term Incentive Plan and to the incorporation by reference therein of our report dated February 18, 2016, with respect to the consolidated financial statements of Century Communities, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

May 17, 2016